Exhibit 5.1

+1 212 230 8800 (t)

+1 212 230 8888 (f)

wilmerhale.com

October 5, 2020

Summit Therapeutics Inc.

One Broadway, 14th Floor

Cambridge, MA 02142

Re:	2005 Enterprise Management Incentive Scheme

2016 Long Term Incentive Plan

Individual Non-Executive Director Restricted Stock Unit (RSU) Agreements

Ladies and Gentlemen:

We have assisted in the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-238582) (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,599,078 shares of common stock, $0.01 par value per share (the “Shares”), of Summit Therapeutics Inc., a Delaware corporation (the “Company”), issuable under the 2005 Enterprise Management Incentive Scheme, 2016 Long Term Incentive Plan and Individual Non-Executive Director Restricted Stock Unit (RSU) Agreements (collectively, the “Plans”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007

Beijing    Berlin    Boston    Brussels    Denver     Frankfurt    London    Los Angeles    New York    Palo Alto    San Francisco    Washington

October 5, 2020

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By: /s/ Brian A. Johnson
Brian A. Johnson, a Partner